EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT, dated as of December 13, 2004 (this “Agreement”), by and among MatlinPatterson Global Advisers LLC, a Delaware limited liability company (“Matlin Advisers”), MatlinPatterson Global Opportunities Partners, L.P., a Delaware limited partnership (“Matlin Partners (Delaware)”), MatlinPatterson Global Opportunities Partners (Bermuda) L.P., a Bermuda exempt limited partnership (“Matlin Partners (Bermuda)”) and NRG Energy, Inc., a Delaware corporation (the “Company”).

RECITALS

     WHEREAS, each Seller owns the Common Shares set forth opposite such Seller’s name as shown in Exhibit A attached hereto and made a part hereof under the heading “Total Shares” (the “Total Shares”); and

     WHEREAS, each Seller desires to sell, and the Company desires to purchase from each Seller, the number of Common Shares set forth opposite such Seller’s name as shown on Exhibit A under the heading “Seller Shares” (the “Seller Shares”) on the terms and conditions set forth herein (the “Share Purchase”); and

     WHEREAS, in connection with the consummation of the Share Purchase, the Company intends to issue $400 million of convertible perpetual preferred stock of the Company in a private placement qualified under Section 4(2) of the Securities Act of 1933 (the “Financing”); and

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Share Purchase and also to prescribe certain conditions to the Share Purchase as provided in this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

     1.1 Defined Terms. For all purposes of this Agreement, the following terms shall have the respective meanings set forth in this Section 1.1 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

     “Affiliate” of a specified Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the specified Person. For the purposes of this definition, the term “control,” when used with respect to a specified Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of the specified Person. For purposes of this definition the terms “controlled by” or “under common control with” shall have correlative meanings. For purposes of this definition, a manager or general partner of a specified Person shall be deemed to “control” the specified Person.

     “Agreement” has the meaning set forth in the preamble hereof.

     “Bank Consent” has the meaning set forth in Section 4.2(b) hereof.

     “Closing” has the meaning set forth in Section 2.2 hereof.

     “Closing Date” has the meaning set forth in Section 2.2 hereof.

     “Common Shares” means the shares of common stock of the Company, par value $.01 per share.

     “Company” has the meaning set forth in the preamble hereof.

     “Company Indemnified Persons” has the meaning set forth in Section 8.7(a) hereof.

     “Consultation” has the meaning set forth in Section 5.10 hereof.

     “Disputed Claims Reserve” shall have the meaning ascribed to such term in the Debtor’s Second Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code, confirmed on November 24, 2003, in the Chapter 11 bankruptcy of the Company and certain of its subsidiaries.

     “Encumbrances” means any and all liens, charges, security interests, options, claims, mortgages, rights of first refusal, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on use, voting, title, transfer or any other attribute of ownership of any nature whatsoever.

     “Exchange Act” has the meaning set forth in Section 3.2(b) hereof.

     “Fairness Opinion” has the meaning set forth in Section 4.4 hereof.

     “Financing” has the meaning set forth in the recitals hereof.

     “Governmental Entity” means any domestic or foreign court, administrative or regulatory agency or commission or other governmental authority or instrumentality.

     “Information” has the meaning set forth in Section 5.5(a) hereof.

     “Injunction” has the meaning set forth in Section 6.1(a) hereof.

     “Judgments” means any judgments, injunctions, stays, decrees, orders, writs, rulings or awards of any court or other judicial authority or any Governmental Entity of competent jurisdiction.

     “Laws” means any national, regional, federal, state, local or foreign laws, statutes, treaties, codes, ordinances, rules, regulations, orders or decrees of any Governmental Entity.

     “Management Letter” means the letter from the Company to Matlin Partners (Delaware) in substantially the form attached hereto as Exhibit C.

     “Matlin Advisers” has the meaning set forth in the preamble.

     “Matlin Indemnified Persons” has the meaning set forth in Section 8.7(b) hereof.

     “Matlin Partners (Bermuda)” has the meaning set forth in the preamble.

     “Matlin Partners (Delaware)” has the meaning set forth in the preamble.

     “MatlinPatterson Party” means each of Matlin Advisers, Matlin Partners (Delaware) and Matlin Partners (Bermuda), and “MatlinPatterson Parties” means Matlin Advisers, Matlin Partners (Delaware) and Matlin Partners (Bermuda), collectively.

     “Permits” means all permits, authorizations, approvals, registrations, licenses, certificates, variances and similar rights granted by or obtained from any Governmental Entity.

     “Person” means an individual, partnership, limited partnership, limited liability partnership, limited liability company, foreign limited liability company, trust, estate, corporation, custodian, trustee, executor, administrator, nominee, joint venture, association, Governmental Entity or any other entity.

     “Purchase Price” has the meaning set forth in Section 2.1 hereof.

     “Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of December 5, 2003, by and among the Company and Sellers.

     “Related Persons” has the meaning set forth in Section 5.5(b) hereof.

     “Reserve Rights” has the meaning set forth in Section 3.3(c) hereof.

     “Restricted Period” means the date beginning on the date of this Agreement and ending on the date on which the restrictions in Section 5.3 hereof terminate in accordance with the terms of such Section.

     “Retained Share Certificate” has the meaning set forth in Section 5.12 hereof.

     “Seller” means each of Matlin Partners (Delaware) and Matlin Partners (Bermuda), and “Sellers” means Matlin Partners (Delaware) and Matlin Partners (Bermuda), collectively.

     “Seller Share Certificate” has the meaning set forth in Section 5.12 hereof.

     “Seller Shares” has the meaning set forth in the recitals hereof.

     “Share Purchase” has the meaning set forth in the recitals hereof.

     “Termination Date” means December 31, 2004.

     “Total Shares” has the meaning set forth in the recitals hereof.

     1.2 Interpretation. When a reference is made in this Agreement to “Articles,” “Sections,” “Exhibits” or “Schedules,” such reference shall be to the corresponding Articles or Sections of, or Exhibits or Schedules to, this Agreement unless otherwise indicated. The headings contained in this Agreement and in any Exhibits or Schedules to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to December 13, 2004. The parties hereby acknowledge and agree that (a) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto, regardless of which party was generally responsible for the preparation of this Agreement.

ARTICLE II

PURCHASE AND SALE OF SELLER SHARES; PURCHASE PRICE

     2.1 General. On the terms and subject to the conditions hereof, at the Closing, each Seller shall sell, transfer, assign, convey and deliver to the Company, and the Company shall purchase and accept from each Seller, the Seller Shares set forth opposite such Seller’s name as shown on Exhibit A under the heading “Seller Shares”, free and clear of all Encumbrances, for a price per Common Share equal to the lesser of (a) the closing stock price of the Common Shares on the business day on which the conversion price of the shares to be issued in the Financing is determined by the Company and the placement agents of the Financing, less three percent (3%) of such closing stock price or (b) the closing stock price of the Common Shares on the date of this Agreement (the aggregate amount to be paid for all of the Seller Shares being the “Purchase Price”).

     2.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Share Purchase (the “Closing”) will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, as promptly as practicable after the satisfaction or waiver (by the party entitled to waive the condition) of all of the conditions set forth in Article VI hereof (other than those conditions that by their nature are to be fulfilled only at the Closing, but subject to the fulfillment or waiver (by the party entitled to waive the condition) of all such conditions at the time of the Closing), unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the “Closing Date.”

     2.3 Deliveries at Closing.

          (a) At the Closing, the Company shall deliver or cause to be delivered:

     (i) to Sellers, the Purchase Price, by wire transfer of immediately available funds in United States dollars in accordance with the wire transfer instructions set forth on Schedule I hereto;

     (ii) to Matlin Partners (Delaware), a copy of the Management Letter, duly executed and delivered by the Company;

     (iii) to each Seller, one (1) stock certificate representing that number of Common Shares represented by the Retained Share Certificate issued to such Seller in accordance with Section 5.12(b), in proper form for transfer without any stock legend or other similar notation as provided in Section 5.12(ii) hereof;

     (iv) the Company shall pay to the MatlinPatterson Parties, or reimburse the MatlinPatterson Parties for, as the case may be, the reasonable fees and disbursements of one law firm representing the MatlinPatterson Parties incurred solely with respect to the Share Purchase in accordance with Section 8.1 hereof; and

     (v) to the MatlinPatterson Parties, such other documents and instruments required to be delivered by the Company at or prior to the Closing Date pursuant to this Agreement.

          (b) At the Closing:

     (i) each Seller shall deliver or cause to be delivered to the Company (A) the Retained Share Certificate and the Seller Share Certificate issued to it in accordance with Section 5.12(b) hereof, as provided in Section 5.12(i)(A) hereof and (B) for such Seller Share Certificate, a stock power effectively endorsed to the Company or in blank, as provided in Section 5.12(i)(B) hereof;

     (ii) each MatlinPatterson Party shall deliver or cause to be delivered to the Company such other documents and instruments required to be delivered by it at or prior to the Closing Date pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE MATLINPATTERSON PARTIES

     Each MatlinPatterson Party hereby represents and warrants to the Company as of the date hereof and as of the Closing Date as to itself (including, without limitation, the representations and warranties contained in Sections 3.2 (b), and 3.3(b), (c) and (d) hereof which are made only as to itself, except Matlin Advisers hereby makes such representations and warranties as to itself and as to all of its Affiliates) as follows:

     3.1 Organization. It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

     3.2 Authority; No Violation.

          (a) It has the full limited liability company or partnership power and authority to execute and deliver each of this Agreement and the other documents required to be executed and delivered by it pursuant to this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of this Agreement and the other documents required to be executed and delivered by it pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by its board of directors, managing partners or other managing authority, and no other limited liability company, partnership or other organizational proceedings on its part are necessary to approve this Agreement or any of the other documents required to be executed and delivered by it pursuant to this Agreement or to consummate the transactions contemplated hereby or thereby. It has duly executed and delivered this Agreement and this Agreement constitutes its binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws relating to creditors’ rights and general equity principles. At or prior to the Closing, it will duly execute and deliver each other document required to be executed and delivered by it pursuant to this Agreement and such other documents shall constitute its binding obligation, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws relating to creditors’ rights and general equity principles.

          (b) The execution, delivery and performance by it of this Agreement and the other documents required to be executed and delivered by it pursuant to this Agreement, and the consummation by it of the transactions contemplated hereby and thereby, do not and will not (i) require any authorization, consent, waiver, approval, exemption, permit or order of or other action by, or notice or declaration to, or filing with, any Governmental Entity under any Law applicable to it or any of its assets, except for any filings required to be made under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any regulations promulgated thereunder, (ii) violate any provision of any of its partnership agreements, limited liability company membership agreements, articles or certificates of formation, articles or certificates of limited partnership or other governing documents or the partnership agreements, limited liability company membership agreements, articles or certificates of incorporation, by-laws or other governing documents of any of its Affiliates, (iii) violate any Law, Permit or Judgment applicable to it or any of its Affiliates, or any of their respective properties or assets, or give any Governmental Entity the right to challenge any of the transactions contemplated by this Agreement or (iv) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of its properties or assets or those of its Affiliates (including, but not limited to, the Seller Shares) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement (written or oral) or other instrument or obligation to which it or any of its Affiliates is a party, or by which they or any of their respective properties or assets (including, but not limited to, the Seller Shares) may be bound or affected.

     3.3 Ownership of Total Shares, Seller Shares; Good Title Conveyed; Other Rights; Resignations.

          (a) It owns beneficially and of record the number of Total Shares set forth on Exhibit A opposite its name under the heading “Total Shares”. It owns beneficially and of record the number of Seller Shares set forth on Exhibit A opposite its name under the heading “Seller Shares”, free and clear of any Encumbrances. At the Closing, it will deliver to the Company, and the Company will acquire, good and valid title to, the Seller Shares set forth on Exhibit A opposite its name under the heading “Seller Shares”, free and clear of any Encumbrances.

          (b) The Total Shares set forth on Exhibit A under the heading “Total Shares” represent all of the Common Shares and other voting securities of the Company owned by the MatlinPatterson Parties and their Affiliates and none of the MatlinPatterson Parties nor any of their Affiliates own beneficially or of record any other Common Shares or other voting securities of the Company. None of the MatlinPatterson Parties nor any of their Affiliates have any agreements (written or oral), arrangements, commitments or understandings with any Person with regard to the Total Shares (including, but not limited to, the Seller Shares), other than the Registration Rights Agreement and this Agreement.

          (c) Exhibit B attached hereto and made a part hereof accurately and completely describes the rights of each of the MatlinPatterson Parties and their Affiliates with respect to potential distributions from the Disputed Claims Reserve (the “Reserve Rights”) currently owned by the MatlinPatterson Parties and their Affiliates. Except as completely and accurately disclosed in Exhibit B, none of the MatlinPatterson Parties nor their Affiliates have any agreements (written or oral), arrangements, commitments or understandings with any

Person with regard to the Reserve Rights currently owned by any of the MatlinPatterson Parties and/or their Affiliates.

          (d) Matlin Advisers has delivered, or has caused to be delivered, to the Company fully executed letters of resignation from each of Mark Patterson, Ramon Betolaza and Frank Plimpton as members of the Board of Directors of the Company, effective at the time of the Closing, and copies of such fully executed and delivered letters of resignation are attached hereto as Exhibit D. Such letters of resignation are irrevocable and at the Closing Mark Patterson, Ramon Betolaza and Frank Plimpton shall no longer be directors of the Company; provided that if the Closing does not occur for any reason, such resignations shall have no force and effect.

     3.4 Claims, Judgments. There are no claims, actions or proceedings pending or, to its knowledge, threatened which, if adversely determined, could, directly or indirectly, limit or impair its ability to enter into this Agreement or any other document required to be entered into by it pursuant to this Agreement or to consummate the transactions contemplated hereby or thereby. There are no outstanding or unsatisfied Judgments to which it is a party that could limit or impair its ability to enter into this Agreement or any other document required to be entered into by it pursuant to this Agreement or to consummate the transactions contemplated by this Agreement.

     3.5 Brokers. Neither it, its Affiliates nor its officers, directors, employees or representatives has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to each of the MatlinPatterson Parties as of the date hereof and as of the Closing Date as follows:

     4.1 Corporate Organization. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

     4.2 Authority; No Violation.

          (a) The Company has the full corporate power and authority to execute and deliver this Agreement, the other documents required to be executed and delivered by the Company pursuant to this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of this Agreement and the other documents required to be executed and delivered by the Company pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the board of directors of the Company, and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or any other documents required to be executed and delivered by the Company pursuant to this

Agreement or to consummate the transactions contemplated hereby and thereby. The Company has duly executed and delivered this Agreement and this Agreement constitutes a binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws relating to creditors’ rights and general equity principles. At or prior to the Closing, the Company will duly execute and deliver each other document required to be executed and delivered by it pursuant to this Agreement and such other documents shall constitute binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws relating to creditors’ rights and general equity principles. The Company has legally available funds under Section 160 of the Delaware General Corporation Law from which to purchase the Seller Shares.

          (b) The execution, delivery and performance by the Company of this Agreement and the other documents required to be executed and delivered by the Company pursuant to this Agreement, and the consummation by the Company of the transactions contemplated hereby and thereby, do not and will not (i) require any authorization, consent, waiver, approval, exemption, permit or order of or other action by, or notice or declaration to, or filing with, any Governmental Entity under any Law applicable to the Company or any of its assets, except for any filings required to be made under the Exchange Act, or any regulations promulgated thereunder, and except for any filings required to be made with, or any authorization, consent, waiver, approval, exemption, permit or order required to be obtained from, the Federal Energy Regulatory Commission in connection with the Financing, (ii) violate any provision of the certificate of incorporation or by-laws of the Company, (iii) violate any Law, Permit or Judgment applicable to the Company, or any of its properties or assets, or give any Governmental Entity (other than the Federal Energy Regulatory Commission in connection with the Financing) the right to challenge any of the transactions contemplated by this Agreement or (iv) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement (written or oral) or other instrument or obligation to which the Company is a party, or by which any of its properties or assets may be bound or affected, except under that certain Credit Agreement, dated as of December 23, 2003, by and among the Company, NRG Power Marketing, Inc., the Lenders party thereto, Credit Suisse First Boston, acting through its Cayman Islands Branch, Lehman Brothers Inc., as joint lead book runners and joint lead arrangers, Credit Suisse First Boston, acting though its Cayman Islands Branch, as administrative agent, General Electric Capital Corporation, as revolver agent, and Lehman Commercial Paper Inc., as syndication agent, which consent is a condition to the obligation of the Company to consummate the transactions contemplated by this Agreement (the “Bank Consent”).

     4.3 Claims, Judgments. There are no claims, actions or proceedings pending or, to the knowledge of the Company, threatened which, if adversely determined, could, directly or indirectly, limit or impair the ability of the Company to enter into this Agreement or any other document required to be entered into by it pursuant to this Agreement or to consummate the transactions contemplated hereby or thereby. There are no outstanding or unsatisfied Judgments to which the Company is a party that could limit or impair the ability of the Company to enter into this Agreement or any other document required to be entered into by it pursuant to this Agreement or to consummate the transactions contemplated by this Agreement.

     4.4 Fairness Opinion. The Company has received an opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc., financial advisor to the Special Committee of the Board of Directors of the Company, to the effect that, as of the date hereof, the consideration to be paid by the Company pursuant to Section 2.1 hereof is fair from a financial point of view to the Company and the shareholders of the Company (other than the MatlinPatterson Parties and their Affiliates) (the “Fairness Opinion”).

     4.5 Brokers. Neither the Company nor its officers, directors, employees or representatives has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, other than fees incurred in connection with the Financing or obtaining the Fairness Opinion.

ARTICLE V

ADDITIONAL AGREEMENTS

     5.1 Reasonable Efforts. Each of the Company and the MatlinPatterson Parties shall use its reasonable efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply with all legal requirements which may be imposed on such party with respect to the Share Purchase and, subject to the conditions set forth in Article VI hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other parties to obtain) any consent (including, without limitation, the Bank Consent), authorization, order or approval of, or any exemption by, any Governmental Entity or other third party which is required to be obtained by it in connection with the Share Purchase and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval. The Company shall use reasonable efforts to complete the Financing.

     5.2 Further Assurances. In case at any time after the Closing any further action is necessary to implement the terms of this Agreement, the parties will cause their respective officers and directors to take all such necessary actions as may be reasonably requested by the other party.

     5.3 Certain Restrictions. After the Closing, without the prior consent of the Company, none of the MatlinPatterson Parties nor its successors or assigns shall, and each MatlinPatterson Party shall cause its Affiliates not to, directly or indirectly, (a) acquire, offer to acquire or agree to acquire any voting securities of the Company or any of its subsidiaries (other than pursuant to (i) a dividend paid on its Common Shares or (ii) subject to the last sentence of this Section 5.3, a distribution from the Disputed Claims Reserve); (b) directly or indirectly seek to exert control over the Company, any of its subsidiaries or their management or policies; (c) make any public announcement with respect to, or submit any proposal for, or enter, offer or agree to enter into any investment, acquisition or other business combination relating to the Company or any of its subsidiaries; (d) solicit or join in the solicitation of proxies to vote any voting securities of the Company or any of its subsidiaries, or seek to advise or influence any person with respect to the voting of any voting securities of the Company or any of its subsidiaries; (e) otherwise act, either alone or in concert with others, to seek control of, or influence over, the Company or any of its subsidiaries; (f) in any way assist or join a third party or a group (as defined in Section 13(d)(3) of the Exchange Act) in any of the foregoing; (g) disclose any intention, proposal, plan or arrangement with respect to any of the foregoing; or (h) make any demand, request or proposal to amend, waive or terminate any provision of this Section 5.3. The restrictions contained in this Section 5.3 shall terminate upon the earliest to occur of: (i) two (2) years from the date of this Agreement, (ii) the mutual agreement of the Company and the MatlinPatterson Parties, (iii) the public announcement by an offeror of an unsolicited proposal to acquire the Company by merger, acquisition of assets or similar transaction or (iv) the acquisition by a Person (other than the Company or any of its Affiliates) or “group” of Persons (as defined in Section 13(d)(3) of the Exchange Act) (other than the Company or any of its Affiliates) of beneficial ownership of more than thirty-three percent (33%) of the voting securities of the Company. Nothing contained in this Section 5.3 shall prohibit the MatlinPatterson Parties and their Affiliates from acquiring voting securities of the Company from time to time so long as the number of such voting securities when added to the number of voting securities of the Company then owned by the MatlinPatterson Parties and their Affiliates, individually and collectively, does not exceed 9.9% of the outstanding voting securities of the Company; provided, however, that if during the Restricted Period, as a result of the Reserve Rights, the MatlinPatterson Parties and their Affiliates, individually or collectively, own more than 9.9% of the voting securities of the Company, the MatlinPatterson Parties shall, and shall cause their Affiliates to, sell the minimum number of voting securities of the Company required to be sold such that the number of voting securities of the Company then owned by the MatlinPatterson Parties and their Affiliates, individually and collectively, does not exceed 9.9% of the outstanding voting securities of the Company; and provided further that, to the extent permitted by Law, the Company shall use reasonable efforts to notify the MatlinPatterson Parties and/or its Affiliates of any intended stock distribution from the Disputed Claims Reserve prior to such distribution.

     5.4 Lock-up. After the Closing, each of the MatlinPatterson Parties agrees that, during the period beginning on the Closing Date and continuing to and including the date that is ninety (90) days after the Closing Date, it will not, and it will cause its Affiliates not to, directly or indirectly, sell, transfer, make any short sale of, loan or effect any distribution or other distribution of any interest in any Common Shares.

     5.5 “Big Boy” Provisions. (a) Each of the MatlinPatterson Parties hereby acknowledges and agrees that they know that the Company and/or its subsidiaries may have material, non-public information regarding the Company and/or its subsidiaries and their conditions (financial and otherwise), results of operations, businesses, properties, plans and prospects (collectively, “Information”). Each of the MatlinPatterson Parties also hereby acknowledges and agrees that none of the Company nor any of its subsidiaries shall have any obligation to disclose to any of the MatlinPatterson Parties any of such Information.

          (b) Each of the MatlinPatterson Parties further acknowledges, agrees and represents that they have adequate information concerning the business and financial condition of the Company and its subsidiaries to make an informed decision regarding the sale of the Seller Shares and have independently and without reliance upon any of the Company, its subsidiaries or their agents made their own analysis and decision to sell, or cause the sale of, the Seller Shares. Each of the MatlinPatterson Parties hereby waives, releases, acquits and forever discharges, to the fullest extent permitted by law, any and all claims and causes of action they have or may have as of the Closing Date against the Company, its subsidiaries, and/or their respective employees, representatives and agents (collectively, “Related Persons”), based upon, relating to or arising out of any nondisclosure of the Information, but not any such claims or causes of actions based upon, relating to, or arising out of any material misstatements or material omissions by the Company or any of its Related Persons; provided that if the Closing does not occur for any reason, the provisions of this Section 5.5 shall have no force or effect.

     5.6 Bank Consent Fee. The Company shall pay and be responsible for any fees, charges or other payments required to be paid to the lenders in connection with obtaining the Bank Consent.

     5.7 Stop Orders. The Company acknowledges that, as of the date of this Agreement, and assuming consummation of the transactions contemplated by this Agreement and based on the facts known to it concerning the MatlinPatterson Parties’ share ownership and other relationships with the Company, neither it nor any Related Person is required under the federal securities laws to give the Company’s transfer agent any instructions not to permit the transfer of any Common Shares owned of record by any of the MatlinPatterson Parties or any of their respective Affiliates except if such transfer is in violation of Section 5.4 hereof. The Company agrees that absent a change in the facts and circumstances referenced in the preceding sentence, neither it nor any Related Person is required under the federal securities laws to give the Company’s transfer agent any instructions not to permit the transfer of any Common Shares owned of record by any of the MatlinPatterson Parties or any of their respective Affiliates except if such transfer is in violation of Section 5.4 hereof.

     5.8 Limit on Certain Additional Common Share Repurchases. For a period of six (6) months following the Closing, the Company shall not repurchase

Common Shares from its shareholders, on a non pro-rata basis, if such non pro-rata repurchase would cause the MatlinPatterson Parties and its Affiliates, individually or collectively, to own more than 9.9% of the Common Shares. Notwithstanding the foregoing, nothing contained in this Section 5.8 shall prohibit or otherwise restrict the Company from repurchasing Common Shares from its shareholders on a pro-rata basis.

     5.9 Termination of Registration Rights Agreement. The Registration Rights Agreement as between the Company and Sellers shall be terminated and shall become null and void and of no further force or effect upon consummation of the Closing. Notwithstanding the foregoing or anything contained in the Registration Rights Agreement to the contrary, in the event the Closing does not occur as provided in this Agreement as a result either of the failure of any of the MatlinPatterson Parties to comply with any term or condition of this Agreement or the exercise by the MatlinPatterson Parties of the termination right under Section 7.1(e) of this Agreement, Sellers shall only be entitled to exercise their right to cause the Company to register their Common Shares one time pursuant to Section 2(a) of the Registration Rights Agreement, and at the request of the Company each Seller shall execute, deliver and file, or permit to be filed, an amendment to the Registration Rights Agreement reflecting such amendment to Section 2(a) of the Registration Rights Agreement. Except as set forth in the immediately preceding sentence, if the Closing does not occur for any reason (including, without limitation, the termination of this Agreement or the failure of the Financing to occur), the provisions of the Registration Rights Agreement shall remain in full force and effect and unchanged.

     5.10 Consultation. Immediately after the determination of the Purchase Price in accordance with Section 2.1, the parties shall meet and consult with each other in good faith and for a period of one (1) hour following such determination, or such longer or shorter period as the parties may mutually agree, to determine if any of the parties will exercise its termination right as provided in Section 7.1(e) hereof (the “Consultation”).

     5.11 Commencement of the Financing. The Company shall use reasonable efforts to commence the Financing and to determine the conversion price of the shares to be issued in the Financing on the day immediately following the date of this Agreement.

     5.12 Share Certificates. As promptly as practicable following the date of this Agreement and prior to the consummation of the Closing (a) Sellers shall surrender to the Company or its transfer agent stock certificates representing all of the Total Shares and (b) the Company shall issue, or cause to be issued, to each Seller two (2) stock certificates: one (1) stock certificate representing that number of Common Shares equal to the difference between the Total Shares owned of record by such Seller and the Seller Shares owned of record by such Seller (each a “Retained Share Certificate”) and one (1) stock certificate representing that number of Seller Shares owned of record by such Seller (each a “Seller Share Certificate”); provided, however that each Retained Share Certificate and each Seller Share Certificate shall contain the same restrictive legends and other notations that were included on the certificates surrendered by Sellers as provided in subsection (a) above. At the Closing (i) each Seller shall (A) surrender the Retained Share Certificate and the Seller Share Certificate issued to it in accordance with subsection (b) above and (B) for such Seller Share Certificate, deliver a stock power effectively endorsed to the Company or in blank and (ii) the Company shall issue, or cause to be issued, to each Seller one (1) stock certificate representing that number of Common Shares represented by the Retained Share Certificate issued to such Seller in accordance with subsection (b) above in proper form for transfer without any stock legend or similar notation.

ARTICLE VI

CONDITIONS

     6.1 Conditions Precedent to Each Party’s Obligation To Effect the Share Purchase. The respective obligation of each party to effect the Share Purchase shall be subject to the satisfaction or waiver (by the party entitled to waive the condition) at or prior to the Closing of the following conditions:

          (a) No Injunctions or Restraints; Illegality. No order, injunction, decree or other similar legal restraint or prohibition preventing, materially delaying, making illegal or otherwise materially interfering with the consummation of the Share Purchase shall have been issued by any Governmental Entity, court or agency of competent jurisdiction (an “Injunction”) and be in effect. No proceeding shall have been initiated and remain pending seeking an Injunction. No Law shall have been enacted, entered or promulgated by any Governmental Entity which prohibits, restricts or makes illegal the consummation of the Share Purchase.

     6.2 Conditions Precedent to Obligation of the Company. The obligation of the Company to effect the Share Purchase is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

          (a) Each of the representations and warranties of the MatlinPatterson Parties set forth in Article III of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date;

          (b) Each of the MatlinPatterson Parties shall have performed and complied with all agreements and covenants required to be performed and complied with by them under this Agreement on or prior to the Closing Date;

          (c) the Company shall have obtained the Bank Consent;

          (d) the resignation letters received from Mark Patterson, Ramon Betolaza and Frank Plimpton shall be effective;

          (e) the Company shall have completed the Financing on terms and conditions satisfactory to the Company in its sole discretion, and the Company shall have received net cash proceeds from the Financing in an amount equal to $400 million or such lesser amount as the Company shall determine in its sole discretion; and

          (f) the Company shall have received from each MatlinPatterson Party (i) a certificate in a form and substance satisfactory to the Company signed by a duly authorized officer of such MatlinPatterson Party, dated as of the Closing Date, certifying as to itself, to the effect set forth in clauses (a) and (b) above of this Section 6.2 and (ii) the items included in Section 2.3(b) of this Agreement.

     6.3 Conditions Precedent to Obligation of the MatlinPatterson Parties. The obligation of the MatlinPatterson Parties to effect the Share Purchase is also subject to the satisfaction or waiver by the MatlinPatterson Parties at or prior to the Closing of the following conditions:

          (a) Each of the representations and warranties of the Company set forth in Article IV of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date;

          (b) the Company shall have performed and complied with all agreements and covenants required to be performed and complied with by the Company under this Agreement on or prior to the Closing Date;

          (c) the Company shall have executed and delivered to Matlin Partners (Delaware) the Management Letter; and

          (d) the MatlinPatterson Parties shall have received (i) a certificate in a form and substance satisfactory to the MatlinPatterson Parties signed by a duly authorized officer of the Company, dated as of the Closing Date, certifying to the effect set forth in clauses (a) and (b) above of this Section 6.3 and (ii) the items included in Section 2.3(a) of this Agreement.

     6.4 Condition Subsequent: Bank Consent. Notwithstanding anything contained herein to the contrary, the effectiveness of this Agreement and the rights and obligations contained in this Agreement shall be subject to and contingent upon the parties obtaining the Bank Consent on or before December 24, 2004. In the event that the Bank Consent is not obtained on or before December 24, 2004 this Agreement shall be treated for all purposes as if it was never entered into or effective among the parties and shall be null and void and of no force or effect. In the event that the Bank Consent is obtained on or before December 24, 2004 this Agreement and the rights and obligations contained in this Agreement shall become in full force and effect.

ARTICLE VII

TERMINATION AND AMENDMENT

     7.1 Termination. This Agreement may be terminated prior to the Closing:

          (a) by mutual written consent of the MatlinPatterson Parties and the Company;

          (b) by either the Company or the MatlinPatterson Parties upon written notice to the other party if any Governmental Entity of competent jurisdiction shall have issued a final, nonappealable order enjoining or otherwise prohibiting the Share Purchase;

          (c) by either the Company or the MatlinPatterson Parties upon written notice to the other party if the Share Purchase shall not have been consummated on or before the Termination Date, or such later date as the parties may agree upon in writing, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe any covenants or agreements of such party set forth herein;

          (d) by the Company upon written notice to the MatlinPatterson Parties if it determines it is unable to complete the Financing on terms and conditions satisfactory to the Company in its sole discretion on or before the Termination Date;

          (e) prior to the completion of the Consultation, by either the Company or any of the MatlinPatterson Parties if it decides not to proceed with the Share Purchase; or

          (f) by the Matlin Patterson Parties upon notice to the Company if the Company fails to commence the Financing and determine the conversion price of the shares to be issued in the Financing on the day immediately following the date of this Agreement.

     7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or the MatlinPatterson Parties as provided in Section

7.1, this Agreement shall forthwith become void and have no effect except that (a) Sections 5.9 and 7.2 and Article VIII shall survive any termination of this Agreement and (b) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its breach of any provision of this Agreement prior to such termination. The parties acknowledge and agree that, as a result of the actual damages a party would sustain by reason of a willful breach of this Agreement, such party may not be made whole by monetary damages, and it is accordingly agreed that such party shall have the right to elect, in addition to any and all other remedies under this Agreement or at law or in equity, to seek specific performance under this Agreement.

     7.3 Amendment. This Agreement may be amended by the parties hereto; provided that this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.4 Extension; Waiver. No extension of the time for performance of any obligation hereunder or waiver of any condition or breach of any representation, warranty, covenant or agreement or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall operate as an extension, waiver of, or estoppel with respect to, any subsequent or other breach or failure. The single or partial exercise of any right, power or remedy provided under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy except where expressly stated in this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

     8.1 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, provided, that (a) the MatlinPatterson Parties shall bear all stamp or other documentary or transaction duties and any other transfer taxes (if any) arising as a result or in consequence of the Share Purchase or otherwise as a result or in consequence of this Agreement or of its implementation and (b) the Company shall pay, or reimburse the MatlinPatterson Parties, as the case may be, for the reasonable fees and disbursements of one law firm representing the MatlinPatterson Parties incurred solely with respect to the Share Purchase.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by telecopy (with confirmation) or other electronic means (provided that a hard copy of such notice is promptly sent thereafter), by registered or certified mail (return receipt requested) or by a nationally recognized express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to the Company, to:

NRG Energy, Inc.
211 Carnegie Center
West Windsor, New Jersey 08540
Attention: General Counsel

               and

          (b) if to the MatlinPatterson Parties, to:

MatlinPatterson Global Advisers LLC
520 Madison Avenue
New York, NY 10022-4213
Attention: General Counsel

     8.3 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The parties acknowledge and agree that any signature pages delivered hereunder may be delivered by facsimile or other electronic means; provided that in such event each party shall promptly thereafter deliver an original copy of such signature pages to the other party.

     8.4 Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law provisions thereof, and the State and Federal courts in the City of Wilmington, Delaware shall have exclusive jurisdiction over any action or proceeding seeking to enforce any provision of, or based upon any right arising out of, this Agreement or the transactions contemplated by this Agreement. The parties do hereby irrevocably (a) submit themselves to the personal jurisdiction of such courts, (b) agree to service of such courts process upon them with respect to any such action or proceeding, (c) waive any objection to venue laid therein and (d) consent to service of process by registered mail, return receipt requested. EACH PARTY UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN CONNECTION WITH THIS AGREEMENT. The parties acknowledge and agree that the foregoing choice of law and forum provisions are the product of an arms-length negotiation among the parties.

     8.5 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     8.6 Assignment; No Third Party Beneficiaries. This Agreement and the rights, interests or obligations of any party hereunder shall not be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This Agreement is not intended and shall not be construed to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     8.7 Indemnification.

     (a) Each MatlinPatterson Party shall indemnify and hold harmless the Company, its Affiliates and their respective directors, officers, managers, members, partners, employees, agents, stockholders and controlling persons (the “Company Indemnified Persons”) for, and shall pay to the Company Indemnified Persons the amount of, any and all losses, damages, liabilities and/or expenses (including costs of investigation and defense and reasonable attorneys’ fees) actually incurred, whether or not involving a third-party claim, arising from, in connection with or relating to (i) any breach of any representation or warranty made by such MatlinPatterson Party in this Agreement or the certificate delivered by it pursuant to Section 6.2(f) hereof or (ii) any breach of any covenant, agreement or obligation of such MatlinPatterson Party contained in this Agreement.

     (b) The Company shall indemnify and hold harmless each MatlinPatterson Party, its Affiliates and their respective directors, officers, managers, members, partners, employees, agents, stockholders and controlling persons (the “Matlin Indemnified Persons”) for, and shall pay to the Matlin Indemnified Persons the amount of, any and all losses, damages, liabilities and/or expenses (including costs of investigation and defense and reasonable attorneys’ fees) actually incurred, whether or not involving a third-party claim, arising from, in connection with or relating to (i) any breach of any representation or warranty made by the Company in this Agreement or the certificate delivered by it pursuant to Section 6.3(d) hereof or (ii) any breach of any covenant, agreement or obligation of the Company contained in this Agreement.

     8.8 Survival of Covenants, Representations and Warranties. Each of the covenants, agreements, representations and warranties of the Company and the MatlinPatterson Parties contained in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement, and each of the indemnification obligations contained in Section 8.7 hereof, shall survive the Closing in accordance with its terms as provided in this Agreement; provided, however, that the representations and warranties contained in Articles III (other than the representations and warranties contained in the last sentence of Section 3.3(a) hereof) and IV, and the indemnification obligations contained in Sections 8.7(a)(i) (other than the indemnification obligations relating to a breach of any of the representations and warranties contained in the last sentence of Section 3.3(a) hereof) and 8.7(b)(i) hereof, shall survive the Closing for a period of twelve (12) months; and provided further that the representations and warranties contained in the last sentence of Section 3.3(a) hereof, and the indemnification obligations contained in Section 8.7(a)(i) hereof relating to a breach of any of the representations and warranties contained in the last sentence of Section 3.3(a) hereof, shall survive the Closing indefinitely.

     8.9 Entire Agreement. This Agreement (together with the agreements referred to herein) sets out the entire agreement and understanding between the parties with respect to the subject matter hereof.

[signature page follows]

     IN WITNESS WHEREOF, each of the MatlinPatterson Parties and the Company has caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written, but effective only as provided in Section 6.4 of this Agreement.

MATLINPATTERSON GLOBAL ADVISERS LLC

By:	/s/ ROBERT WEISS

	Name:	Robert Weiss
	Title:	General Counsel

MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS L.P.
By:	MatlinPatterson Global Advisers LLC
Its Investment Adviser

By:	/s/ ROBERT WEISS

	Name:	Robert Weiss
	Title:	General Counsel

MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS (BERMUDA) L.P.
By:	MatlinPatterson Global Advisers LLC
Its Investment Adviser

By:	/s/ ROBERT WEISS

	Name:	Robert Weiss
	Title:	General Counsel

NRG ENERGY, INC.

By:	/s/ ROBERT C. FLEXON

	Name:	Robert C. Flexon
	Title:	Executive Vice President and Chief Financial Officer

658662

Exhibit A

Seller Shares; Total Shares

EXHIBIT A

	Total Shares	Seller Shares
74.159% MatlinPatterson Global Opportunities L.P.	15,947,947	9,640,683
25.841% MatlinPatterson Global Opportunities (Bermuda) L.P.	5,557,097	3,359,317

	21,505,044	13,000,000

	DSUs*
74.159% MatlinPatterson Global Opportunities L.P.	25,127
25.841% MatlinPatterson Global Opportunities (Bermuda) L.P.	8,755

	33,882 **

*11,294 DSUs allocated to Ramon Betolaza, Frank Plimpton and Mark Patterson that were transferred proportionately between the Sellers.

Exhibit B

Reserve Rights

EXHIBIT B*

Claim (Class 5)
74.159% MatlinPatterson Global Opportunities L.P.	$67,901,250
25.841% MatlinPatterson Global Opportunities (Berm	$23,660,339

$91,561,589

Claim (Class 5)
74.159% MatlinPatterson Global Opportunities L.P.	$125,714,910
25.841% MatlinPatterson Global Opportunities (Berm	$43,805,635

$169,520,545

Claim (Class 5)
74.159% MatlinPatterson Global Opportunities L.P.	$45,995,287
25.841% MatlinPatterson Global Opportunities (Berm	$16,027,158

$62,022,445

*Excludes unsettled trades in the NRG Finance Company I LLC construction loan. The Sellers originally held $20MM of this loan in the proportions set forth above. A $5MM purchase and sale transaction settled on December 3, 2004. Two purchase and sale transactions for the $15MM balance are unsettled.

Exhibit C

Management Letter

[NRG LETTERHEAD]

[Date]

MatlinPatterson Global Opportunities Partners L.P.
c/o MatlinPatterson Global Partners LLC
520 Madison Avenue
New York, New York 10022

Re: Management Rights

Ladies and Gentlemen:

This letter will confirm our agreement in connection with the ownership of common equity (the “Securities”) in NRG Energy, Inc. (the “Company”) by the MatlinPatterson Global Opportunities Partners L.P. (the “Fund”). On the date hereof, and for so long as the Fund owns any of the Securities or any other interests in the Company, the Fund will be entitled to the following contractual management rights:

1.	Financial Statements and Other Information. The Company shall deliver to the Fund:

	a.	as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, consolidated balance sheets of the Company and its subsidiaries as of the end of such period, and consolidated statements of income and cash flows of the Company and its subsidiaries for the period then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments;

	b.	as soon as available and in any event within 120 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries as of the end of such year, and consolidated statements of income and cash flows of the Company and its subsidiaries for the year then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, together with an auditor’s report thereon of a firm of established national reputation; and

	c.	to the extent the Company is required by law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Exchange Act actually prepared by the Company as soon as available.

2.		Inspection and Access. The Company and its subsidiaries shall provide to the Fund, true and correct copies of all documents, reports, financial data and other information as the Fund may reasonably request. Additionally, the Company shall permit any authorized representatives designated by the Fund to visit and inspect any of the properties of the

Company and its subsidiaries or any of its subsidiaries, including its and their books of account, and to discuss its and their affairs, finances and accounts with its and their officers, all at such times as a Significant Investor may reasonably request.

3.	Right of Consultation. Representatives of the Fund shall have the right to consult with and advise the management of the Company and its subsidiaries, upon reasonable notice at reasonable times from time to time, on all matters relating to the operation of the Company and its subsidiaries.

The aforementioned rights are intended to satisfy the requirement of management rights for purposes of qualifying the Fund’s investment in each Company as a “venture capital investment” for purposes of United States Department of Labor Regulation § 2510.3-101 (the “Regulation”). In the event that the rights set forth herein are not satisfactory for such purpose, the Company and the Fund shall reasonably cooperate in good faith to agree upon mutually satisfactory management rights that satisfy the Regulations.

All rights granted herein to the Fund are in addition to the rights provided to the Fund in its capacity as a holder of the Securities and nothing herein shall be construed to limit, restrict or impair any claim, right or privilege available, or granted, to the Fund pursuant to any other contractual arrangements with the Company.

The Fund shall notify the Company in writing at such time as the Fund ceases to own any of the Securities or any other interests in the Company.

Very truly yours,

NRG Energy, Inc.

By:

Name:
Title:

Accepted, Acknowledged and Agreed:

MALTINPATTERSON GLOBAL OPPORTUNITIES PARTNERS L.P.

By:	MatlinPatterson Global Partners LLC, its general partner

By:

Name:
Title:

Exhibit D

Letters of Resignation

NRG ENERGY, INC.
Resignation of Mark R. Patterson

December 13, 2004

NRG Energy, Inc.
104 Carnegie Center
West Windsor, New Jersey 08540

Reference is made to the Stock Purchase Agreement, dated as of December 13, 2004, by and among MatlinPatterson Global Advisers LLC, MatlinPatterson Global Opportunities Partners, L.P., MatlinPatterson Global Opportunities Partners (Bermuda) L.P. and NRG Energy, Inc. (the “Stock Purchase Agreement”).

I hereby resign as a director of NRG Energy, Inc., my resignation to be effective upon the consummation of the Closing (as defined in the Stock Purchase Agreement); provided that if the closing of the transactions contemplated by the Stock Purchase Agreement does not occur for any reason, this resignation shall have no force and effect.

/s/ Mark R. Patterson

Mark R. Patterson

NRG ENERGY, INC.
Resignation of Ramon Betolaza

December 13, 2004

NRG Energy, Inc.
104 Carnegie Center
West Windsor, New Jersey 08540

Reference is made to the Stock Purchase Agreement, dated as of December 13, 2004, by and among MatlinPatterson Global Advisers LLC, MatlinPatterson Global Opportunities Partners, L.P., MatlinPatterson Global Opportunities Partners (Bermuda) L.P. and NRG Energy, Inc. (the “Stock Purchase Agreement”).

I hereby resign as a director of NRG Energy, Inc., my resignation to be effective upon the consummation of the Closing (as defined in the Stock Purchase Agreement); provided that if the closing of the transactions contemplated by the Stock Purchase Agreement does not occur for any reason, this resignation shall have no force and effect.

/s/ Ramon Betolaza

Ramon Betolaza

NRG ENERGY, INC.
Resignation of Frank S. Plimpton

December 13, 2004

NRG Energy, Inc.
104 Carnegie Center
West Windsor, New Jersey 08540

Reference is made to the Stock Purchase Agreement, dated as of December 13, 2004, by and among MatlinPatterson Global Advisers LLC, MatlinPatterson Global Opportunities Partners, L.P., MatlinPatterson Global Opportunities Partners (Bermuda) L.P. and NRG Energy, Inc. (the “Stock Purchase Agreement”).

I hereby resign as a director of NRG Energy, Inc., my resignation to be effective upon the consummation of the Closing (as defined in the Stock Purchase Agreement); provided that if the closing of the transactions contemplated by the Stock Purchase Agreement does not occur for any reason, this resignation shall have no force and effect.

/s/ Frank S. Plimpton

Frank S. Plimpton